Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Amtech Systems, Inc. on Form S-3 (Nos. 333-09917, 333-10117 and 333-47098) and on Form S-8 (Nos. 333-09911, 333-09909, 333-46086, 333-76812 and 333-103101) of our report dated June 29, 2004 appearing in this Form 8-K/A, with respect to the combined statements of net assets to be sold of the Horizontal Furnace Business of Kokusai Semiconductor Equipment Corporation and Kokusai Electric Europe GmBH (wholly owned subsidiaries of Hitachi Kokusai Electric Inc.) as of March 31, 2004 and 2003 and the combined statements of net revenues, cost of revenues and direct operating expenses for the years then ended (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the combined financial statements not intended to be a complete financial statement presentation and that presentation may not be indicative of conditions that would have existed or results that would have occurred had the operating entity operated as an unaffiliated entity).

/S/ Deloitte & Touche LLP

San Jose, California

September 27, 2004